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                            SCHEDULE 14A INFORMATION



              Consent Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [  ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

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
[ ]  Preliminary Consent Statement        [ ]  Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))

[ ]  Definitive Consent Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                           Oregon Steel Mills, Inc.
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               (Name of Registrant as Specified In Its Charter)

      Committee to Restore Shareholder Value at Oregon Steel Mills, Inc.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Phone Script

Hello, my name is ___________ and I am calling from the Committee to Restore Shareholder Value at Oregon Steel Mills. I am calling regarding the gold consent card we sent you. Did you receive our materials?

[If no] Does your firm have voting authority with respect to any of these shares?


     [If yes] Could another person at your firm who does proxy voting have received the materials?


          [If yes] Will you be voting regarding this matter or will that person? [If the other person, ask for that person's name and telephone number; if this person, suggest that the materials be rerouted.]

          [If no] You should contact your custodian or nominee, if you have one, or if you do not, contact ADP.


     [If no] The materials may have been passed through to the beneficial owners already. Is it possible that this occurred?



The three corporate governance proposals on the gold consent card are the key to unlocking shareholder value at Oregon Steel Mills. In 1998 Oregon Steel's stock price fell 44% and is now trading below the Company's book value. By restoring management accountability we believe we can recover this lost shareholder value.

Have you voted yet? Can you share with me how you plan to vote?



These three proposals are necessary to restore the accountability of management to the shareholders. The proposals are basic corporate governance reforms which we believe will enhance shareholder value and are supported by the Council of Institutional Investors, an organization of over 100 pension funds with over $1 trillion in assets.


 .     Proposal 1 calls for annual elections of all directors to help restore
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      dynamism and vitality to the leadership of the Company. Oregon Steel currently has a classified board. A classified board of directors prevents shareholders from selecting each year the majority of the Board. We believe that the right to do this is particularly important because the average Oregon Steel director has served on the Board for over a decade and two individuals have occupied Board seats for over 20 years.


 .     Proposal 2 asks the Board to require shareholder approval of poison pills
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      that prevent changes in control of the Company without the approval of the
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      board of directors. Given Oregon Steel's depressed stock price, the Board may attempt to insulate itself from the competitive pressures of the marketplace and from its own shareholders. Oregon Steel's board has recently shown that it is not receptive to shareholder input by amending the Company's bylaws to make it more difficult for shareholders to raise matters at the annual meeting. This proposal enables the shareholders, as the owners of the Company, to have a say in the adoption of any poison pill or similar device.


 .     Proposal 3 urges the Board to establish confidential voting to ensure that
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      all Oregon Steel shareholders feel free to vote in whatever way they believe will best enhance shareholder value. Company access to shareholder voting may have chilling effects on the exercise of ownership rights by exposing shareholders to possible retaliation.


Oregon Steel's current stock price signifies a vote of no confidence by Wall Street in the Company's management. As of 12/31/98, the Company's stock was trading at only 90% of book value (compared to 160% for the S&P Iron and Steel
                -----------------
Index),/1/ hardly a vote of confidence in management or in the current direction of the company.

 .     The Company has substantially underperformed its peer group.  The
      -----------------------------------------------------------
      Company's stock fell 44% in 1998, compared to a decline of only 15% for the S&P Iron and Steel Index. In addition, Oregon Steel's long term performance has suffered: from 1992 to 1997 Company shareholders saw approximately a 2.6% decrease in the value of their holdings while the S&P Steel Index appreciated approximately 7.5% over the same period.


 .     The Company has failed to meet analysts' expectations.  Over the past
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      year, earnings have trailed the August 1997 estimates of Paine Webber's
      Peter Marcus by $1.77 per share./2/ The Company has delivered negative earnings surprises in each of the past four quarters (including the most recent quarter ended 9/30/98)./3/


 .     Oregon Steel has had a troubled year in the credit markets. From February
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      12, 1998 to November 6, 1998 Standard & Poor's placed the Company on
      CreditWatch with negative implications. According to the Company's most recent filing on Form 10-K, the Company has twice been forced to renegotiate a loan

_________________

/1/ Baseline Industry Profile as of 12/31/98, Iron & Steel, and Baseline
    Investment Profile as of 12/31/98, Oregon Steel Mills.

/2/ For the fourth quarter of 1997 through the third quarter of 1998. Mr. Marcus is regarded as one of the leading steel industry analysts in the U.S.

/3/ Multex Professional Investment Review, Oregon Steel Mills, Inc., 1/3/99.
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      agreement with its bank lenders, on December 11, 1997 and February 17,
      1998./4/



Oregon Steel management has consistently overestimated its ability to ramp-up production at the new combination mill in Portland, OR, or return to full production at its Pueblo Division, which suffered a 3 month strike in 1997. Despite management's confidence, Standard and Poor's considers Oregon Steel to have a "below average position in the highly competitive minimill segment" [of the steel industry].

 .     Combination Mill. Although management forecast that production at the
      Portland combination mill would "steadily increase" in 1998, actual production declined in the 2nd quarter. As a result, earnings fell and were below "stock market expectations."/5/ 3rd quarter production at the combination mill was less than 63% of capacity, and shipments were below analysts' estimates./6/


 .     Although Oregon Steel management expected "full production for all products at the Rocky Mountain Steel Division in the first half of 1998",/7/ shipments have remained below previous-year levels for four quarters running, even though the strike ended in January, 1998. In addition, product mix has suffered at the Pueblo facility resulting in a decrease in average selling price below previous-year levels.


      (Note: This isn't only due to cyclical weaknesses in the steel industry: the Company also attributes its lower shipments for the first 3 quarters of 1998 to the impact of the previous-year's strike, a rail mill outage in April and a power outage in May.)


 .     Although Oregon Steel management listed the need to "reduce debt"/8/ as a key financial strategy for 1998, it still carries $235 million in long-term debt at 11% interest and it still has $84 million outstanding under its credit facility, as of 9/98. Standard and Poor's considers the Company's debt leverage "fairly aggressive."/9/ This relatively high level of debt, by reducing free cash flow, hampers
________________

/4/ Oregon Steel Mills 10-K, as filed with the Securities and Exchange
    Commission, 3/25/98.

/5/ Oregon Steel Mills press release, 6/29/98.

/6/ Estimates of Donaldson Lufkin Jenrette Securities, Company Report, Oregon
    Steel Mills, 5/19/98.

/7/ Oregon Steel Mills, 1997 Annual Report to Shareholders.

/8/ Ibid.
    ----

/9/ "S&P affirms Oregon Steel double-B," Standard and Poor's press release,
    11/6/98.
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      management's ability to deal with the current volatility in the steel industry. Oregon Steel's long term debt to capitalization at year-end was 51%, compared to 20% for the S&P Iron and Steel Index./10/



 .     Oregon Steel management has exposed shareholders to a growing back pay contingent liability since 12/31/97, when it refused the Steelworkers' unconditional return-to-work offer. Salomon Smith Barney estimates that the Company's back pay liability could potentially be as high as $30 - $38 million per year, or $1.16 - $1.47 per share, plus accrued interest./11/

________________
/10/ Baseline Investment Profile, Oregon Steel Mills.

/11/ "Notes from the Rust Bowl: Steel," Salomon Smith Barney Industry Report,
     10/28/98.
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                                      ***



The members of the Committee to Restore Shareholder Value at Oregon Steel Mills, Inc. (the "Committee") are The Crabbe Huson Group, Inc. (beneficially owns 1,281,700 shares of common stock of Oregon Steel Mills, Inc. ("Shares")) or 4.97%), the Amalgamated Bank of New York LongView MidCap 400 Index Fund (730 Shares or .003%) and the American Federation of Labor and Congress of Industrial Organizations (the "AFL-CIO") (0 Shares). Each Committee member is a participant in the consent solicitation (the "Solicitation"). Additional participants in the Solicitation (whose Share ownership, if any, is in parentheses) are: William Patterson (265 Shares), Damon Silvers, Chris Bohner, Beth Young, Susan Dundon, Chris Wallace, Brandon Rees, Dianne Wood, Dieter Waizenegger, Marc Bayard, Shawn Wooden, Ed Keyser and Joshua Mason, all of whom are employees of the AFL-CIO. Mr. Patterson purchased his Shares, and Mr. Keyser and Mr. Mason became participants, after the Committee filed its Definitive Consent Solicitation Statement (the "Definitive Statement") with the Securities and Exchange Commission (the "SEC"). Those events were disclosed in Supplements to the Definitive Statement filed with the SEC on January 5 and January 7, 1999.